Yukon Resources Corp.

901-141 Adelaide St. W.

Toronto, ON M5H 3L5

Attention:

Mr. Kirk McKinnon, President & CEO

Dear Kirk:

Re:

SAGAR Purchase and Sale Option Letter Agreement

We are pleased to present to Yukon Resources Inc. the following proposal with respect to the purchase and sale of the Sagar mining claims (the “Property”) described in Schedule “A” attached hereto which claims (the “Claims”) are located in the Labrador Trough in the Province of Quebec.  If the terms of this option letter agreement (the “Letter Agreement”) are acceptable to Yukon Resources Inc., please indicate acceptance by signing the Agreement in the space indicated below and returning an executed copy of the letter to the undersigned.  This Agreement, when executed by each party, is intended to be binding and enforceable.

1.

AGREEMENT

1.1

Parties to the Agreement

Parties to this Agreement are Virginia Mines Inc. (“Virginia”) and Yukon Resources Inc. (“Yukon”).  Furthermore, this Letter Agreement is subject to an underlying agreement between Virginia Gold Mines Inc. (predecessor to Virginia Mines Inc.) and Joanne Jones and Pierre Poisson (“Jones & Poisson”) the current royalty owners.

1.2

Definitions

In this Letter Agreement, unless there is something in the subject matter or context inconsistent therewith:

(a)

“Additional Option” means Virginia’s option to sell its remaining 25% interest in the Property as described in Section 5.2.

(b)

“Area of Interest” has the meaning as defined in Article 9 and as illustrated in Schedule “A”.

(c)

"Affiliated Party" means a corporation that de facto controls or is controlled by or is under common control with the relevant Party hereto.  An affiliate means an “affiliate” within the meaning of that term in the Securities Act (Quebec);

(d)

“Attributable Metal Content” shall mean the metal content contained in indicated resources (as defined in NI 43-101 Guidelines) for which there is supporting metallurgical test work data indicating that such metals could be economically recovered;

(e)

“Business Day” means a day other than Saturday, Sunday or any day on which chartered banks in Quebec City, Province of Quebec, are not open for business during normal banking hours;

(f)

“Cash Call” has the meaning ascribed in Section 7.10;

(g)

“Closing” means the date of receiving the approvals of the regulatory authorities, as the case may be, and the approvals of the board of directors which shall be within five (5) days from the execution date of this Letter Agreement;

(h)

“Earn-In Completion Date” means the date upon which Yukon has completed the funding of the Earn-In-Option Expenditures ($2,000,000) and earn the right to a 75% interest in the Property as per the terms of this Letter Agreement;

(i)

“Earn-In Option” and “Earn-In Period” means the terms and conditions upon which Yukon has the option to earn a 75% interest in the mineral Claims comprising the Sagar Property as described in Section 5.1;

(j)

"Expenditures" means all expenses incurred for Work carried out in accordance with a Work Program approved by the Management Committee;

(k)

“Feasibility Study” means a comprehensive study of a mineral deposit in which all geological, engineering, legal operating, economic, social and other relevant factors are considered in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral production;

For more clarity, notwithstanding the limitation of the foregoing, the study may include: (i) the territory covered by the feasibility report; (ii) an evaluation of exploitable  reserves of minerals, their composition and their content; (iii) the mining and milling methods for the ore from such reserves; (iv) the results of metallurgic tests; (v) the nature and quantity of machinery, equipment and other tools required for operating the mine and the marketing of the ore if, in the opinion of the Operator, the quantity of ore to be transformed justifies it, in which case the Feasibility Study may include the blueprints of such a plant; (vi) the capital required for the acquisition, the construction and the installation of the machinery and the equipment, including a schedule forecasting periods for the repayment of the capital required for such purchases; (vii) an estimate of current expenses and capital investments to be met by each Party during the first five (5) years of exploitation; (viii) an estimate of the anticipated annual return on such exploitation; and (ix) a comprehensive budget of current and operating expenses for the first year of mining;

(l)

“Gold Deposit” means a mineral deposit which has at least an indicated resource (as defined in NI 43-101 Guidelines) of which the Attributable Metal Content value of gold has a value of greater than 60% of the total Attributable Metal Content value, which value, in the case of gold, shall be calculated using the average daily price quoted by the London Bullion Market afternoon fix spot price for a period of one (1) month immediately preceding the date upon which the Operator of the Joint Venture notifies Virginia that it has identified such a mineral deposit.  For other minerals or metals the value shall be calculated using the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month for such mineral or metal;

(m)

“Joint Venture” has the meaning as ascribed in Section 7.1;

(n)

“Letter Agreement” means this Letter Agreement and all schedules annexed hereto and any amendment hereto or any modification hereto approved by both Parties;

(o)

"Management Committee" means the committee established under Section 6.1(a) and 7.5 hereof;

(p)

"Operator" means Yukon or such other persons, firms or corporations acting as such and appointed as such in accordance with the provisions hereof;

(q)

"Operations" means, and includes, Work done on or in respect of the Property;

(r)

“Party” means each of Yukon and Virginia and any other person who may from time to time become a Party to this Letter Agreement;

(s)

"Participating Interest" means the undivided interest hereunder of the relevant Party concerned expressed as a percentage and determined as at the time in question and in accordance with the provisions hereof, such interest representing the right, title and interest in and to the Property;

(t)

"Program" or “Work Program” means a program of work to be carried out on or relating to the Property by the Operator during the period of time and at an estimated cost (which may include a reasonable allowance for contingencies) and in accordance with the budget therein set forth as approved pursuant to the provisions hereof, as the same may from time to time be amended as herein permitted by the Management Committee;

(u)

"Property" means the Sagar Property and the mineral titles (the “Claims”) described in Schedule “A” with any title or interest in and to any further mining rights or other mining properties which may hereafter become subject to the provisions of this Letter Agreement or into which any of the same may be converted by process of law otherwise;

(v)

“Royalty” has the meaning described in Sections 7.7 (a) and 7.7 (b) and more precisely defined in Schedule “C”);

(w)

“Selling Date” has the meaning ascribed in Section 5.2;

(x)

“Transfer” means sell, grant, assign, encumber, pledge or otherwise commit or dispose of;

(y)

“Underlying Agreement” means the royalty agreement dated May 27, 1992, signed between Virginia Gold Mines Inc. (predecessor to Virginia Mines Inc.) and Pierre Poisson and Joanne Jones (“Jones & Poisson”) and its amendments of May 10, 1993, and November 3, 1993.  A copy of this Underlying Agreement is appended to this Letter Agreement as Schedule “B”; and

(z)

"Work" means prospecting, exploration, development and/or other mining Work in, on, under or relating to the Property, including, without limitation, all amounts expended with respect to the Property: in doing geophysical, geochemical, land and/or geological examinations and surveys; in searching for, digging, trucking, sampling, working, developing, mining and/or extracting ores, minerals and metals; in doing diamond and other drilling; in erecting and installing mining plant, milling plant, ancillary facilities, buildings, machinery, tools, appliances and/or equipment; in construction of access roads and/or facilities on or leading to the Property; in transporting personnel, supplies, mining or milling plant, machinery, buildings, tools, appliances or equipment on, to or from the Property or any part thereof; in paying wages and salaries (including "fringe benefits") of personnel engaged in performing such Work; in supplying food, lodging and other reasonable needs for such personnel; in management of and accounting, legal or other services or facilities relating to Work to be performed hereunder; in paying any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise or expended to keep the Property or any part thereof in good standing; in improving, protecting or perfecting title in the Property; in carrying out mineral, soil or other testing; in preparing engineering, geological, financing and/or marketing studies and/or reports and test Work related thereto; in preparing a Feasibility Study and/or any Work or reports supplementary thereto.

1.3

Headings of Articles

The division of this Letter Agreement into Articles and paragraphs and the insertion of headings and the provision of an index are for reference only and shall not affect the construction or interpretation hereof.

a.4

Currency

Any statement or reference to dollar amounts herein shall mean lawful money of Canada.

2.

OPTION AGREEMENT

2.1

Purpose

This Agreement sets out the terms of a purchase and sale option among Yukon and Virginia whereby Yukon has the right and option, but not the obligation, to acquire a 75% undivided Participating Interest in the Property and Virginia has the right and option, but not the obligation, to sell an additional 25% undivided interest in the Property.

2.2

Schedules

Any schedules annexed hereto shall be part of this Letter Agreement.

Schedule “A”:

Sagar Property – List of Claims and map.

Schedule “B”:

Underlying Agreement.

Schedule “C”:

Royalty NSR.

3.

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1

Each of the Parties represents, warrants and covenants to the other as follows with respect to the Property and this Agreement:

(a)

that Virginia is the legal and beneficial owner of a 100% interest in the Property and that the Property is free and clear of all claims, encumbrances and liens, except for the Underlying Agreement, and are in good standing under the laws of Quebec and the laws of Canada applicable therein. The claims will be properly recorded under the Mining Act and there is no default of any obligations pursuant to the Claims and all agreements respecting the Claims are in good standing.

(b)

that, as per the Underlying Agreement, Virginia has acquired a 100% interest into the Property, subject to a 1% NSR on certain Claims and a 0.5% NSR on other Claims owned by Jones & Poisson.  Virginia has the right to buy back half of the 1% NSR (0.5%) for $200,000 and half of the 0.5% NSR (0.25%) for $100,000.

(c)

that it is duly incorporated and in good standing with the laws that govern it.

(d)

that it is freely trading on a publicly trading exchange and that it will continue trading on a publicly trading exchange.

(e)

that it is i) neither insolvent ii) nor generally unable to pay its debts as such debts become due.

(f)

that Yukon has enough funds to fulfil its obligations or at least has the financial capacity to raise the funds to fulfil its obligations under this Agreement.

(g)

that it has the right to enter into this Agreement and to perform all of its obligations contemplated herein.

(h)

that this Letter Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

(i)

that no consent or approval of any third party or regulatory authorities is required for the execution, delivering of performance of this Letter Agreement or, if such consent or approval is required, such consent or approval has been obtained and evidence thereof delivered to the other Party.

(j)

that all corporate and other proceedings on the part of Yukon in connection with the transactions contemplated by this Letter Agreement to occur and the various transactions, consents, proceedings, approvals and acts required or agreed to be performed by Yukon in connection herewith and all documents incidental thereto shall be reasonably satisfactory in form and substance to Virginia.

(k)

that Yukon may not proceed with any corporate reorganization (including stock-split or reverse split) or modify its share capital without providing for an adjustment mechanism regarding the warrants issuable under this Letter Agreement.  Yukon shall make all appropriate adjustments so as to ensure that Virginia shall be, after such reorganization or modification, in the same situation as if such reorganization or modification had not taken place.

(l)

that within 10 days from Closing or from the Selling Date (as defined in Section 5.2) Yukon shall deliver or cause to be delivered to Virginia certificates representing common shares clear and free of any liens as specified herewith as well as warrants certificates and shall also deliver or cause to be delivered to Virginia all of the certificates, opinions, consents and other documents as may be then required.

4.

GRANT OF OPTION

Virginia hereby grants to Yukon the exclusive right and option to acquire a 75% undivided interest in the Claims on the terms set forth in this Letter Agreement, and assign to Yukon all information in their respective possession or control relating thereto.  Furthermore, subject to a back-in right on any Gold Deposit as described in Article 10, Virginia has the exclusive right and option to sell an additional 25% undivided interest in the Claims as described in Section 5.2, subject to the Underlying Agreement and to a Royalty to Virginia hereinafter described.  At Yukon’s expense, Virginia will, upon Yukon’s request, make any filings, notifications or assignments as may be reasonably requested by Yukon in order to reflect Yukon’s interest in the Property as contemplated in this Letter Agreement.

5.

THE OPTION

5.1

Unless and until Yukon elects to terminate this Agreement in accordance with Section 11 below, and in order to earn an undivided 75% Participating Interest in the Claims, Yukon must complete or grant the following:

(a)

upon Yukon receiving the final written approval of the regulatory authorities  under which Yukon is subject, as the case may be, to the acquisition of an undivided 75% Participating Interest in the Property, issue two million (2,000,000) common shares of Yukon on or before May 15, 2006;

(b)

Issue two million (2,000,000) purchase warrants of Yukon on or before May 15, 2006, exercisable at US$1.00 for a 3-year period from the date of issuance; and

(c)

incur aggregate exploration expenditures in the amount of two million dollars ($2,000,000) on the Property on or before August 31, 2008 (the “Earn-In Period”).

5.2

During the Earn-In Period and thereafter, as long as Virginia still owns a 25% Participating Interest in the Property, Virginia shall have the additional option (the “Additional Option”), at its sole discretion, to sell its remaining 25% Participating Interest in the Property to Yukon, subject to a Royalty (as defined in Sections 7.7 (a) and (b)) in a written notice (the “Selling Date”) and Yukon shall issue one million (1,000,000) common shares and one million (1,000,000) purchase warrants to Virginia within 10 days of notice.  The common share purchase warrants shall be exercisable at a price equal to the 20-trading-day weighted average closing price preceding the Selling Date and shall be valid for a 2-year period from the date of issuance.

In such case, upon completion of the share and warrant issuances, Yukon shall have earned a 100% interest in the Property, subject to the Underlying Agreement and to a Royalty to Virginia.

6.

OPERATORSHIP DURING THE EARN-IN PERIOD

a.1

Operatorship and Operator’s rights and obligations

Yukon shall be the Operator during the Earn-In-Option period and shall operate all Work Programs in respect of the Claims on the following terms and conditions:

(a)

there shall be a Management Committee (the “Management Committee”) consisting of two representatives of Yukon and two representatives of Virginia, the purpose of which shall be to review and approve the proposed Work Programs submitted by Yukon.  Each representative will have one vote on the committee with the Operator having a casting vote in case of deadlock.

(b)

Yukon will conduct its activities on the Property in a good and miner-like fashion and in accordance with recognized engineering practices and the laws of the Province of Québec and the federal laws of Canada applicable therein.

(c)

Virginia will maintain the Property in good standing in accordance with the Mining Act (Quebec) and maintain assessment work commitments and pay such taxes, fees and grants on the Claims as may be required to keep the Claims in good standing, and file the maximum assessment work allowable from the exploration Expenditures made and maintain the Claims free of all liens arising from its activities as Operator.

(d)

Yukon shall, prior to commencing each approved Work Program, obtain all required permits in connection with such Program.

(e)

Yukon shall indemnify and hold Virginia harmless in respect of any and all costs, claims, liabilities and expenses arising out of or attributable to Yukon’s activities or Operations on the Property.

(f)

Yukon shall keep the Property free and clear of all liens, charges and encumbrances of every character arising from any and all activities or Operations on the Property and proceed with all reasonable diligence to contest or discharge any lien that may be filed.

(g)

Yukon shall keep in force at least the minimum insurance coverage until all activities or any Operations on the Property have been completed or terminated.

6.2

Yukon shall be solely entitled to any Québec tax credits available in respect of Expenditures funded by Yukon during to the Earn-In Option period.

6.3

Upon Yukon having issued Earn-In Option shares and purchase warrants as described in Sections 5.1 (a) and 5.1 (b) and incurring or being deemed to have incurred Expenditures totalling $2,000,000 on or before the dates described in Section 5.1 (c), Yukon shall have earned its 75% undivided interest in the Property and such interest shall vest in Yukon, and Virginia shall at Yukon’s request transfer to Yukon, at Yukon’s cost, titles to an undivided 75% interest in the Property, free and clear of any liens or encumbrances but subject to the Underlying Agreement.

7.

FORMATION OF A JOINT VENTURE

7.1

Upon Yukon exercising the Earn-In Option and earning a 75% Participating Interest in the Property by satisfying the conditions described hereinbefore (the “Earn-In Completion Date”) and unless Virginia notifies Yukon that it will be exercising its Additional Option to sell an additional 25% undivided Participating Interest in the Property, Yukon and Virginia agree to form and participate in a joint venture (the “Joint Venture”) for the purpose of further exploration and development work on the Property and if warranted, the Operation of one or more mines thereon.

7.2

The interests of the Parties pursuant to the Joint Venture in the Claims shall be:

Yukon:

75%

Virginia:

25%

Each Party shall be responsible for payment of its proportionate share (based on its interest) of the operating and capital Expenditures of the Joint Venture’s Operations including, without limitation, reclamation and remediation obligations and any security required therefore.  If a Party fails or elects not to participate in a Work Program, its Participating Interest will be diluted according to Section 7.3.  Each Party will take in kind and separately dispose of its proportionate share of production from the Joint Venture’s Operations unless otherwise mutually agreed.  At the Earn-In Completion Date, Parties will be deemed to have made the following Expenditures:

Yukon:

$6,000,000

Virginia:

$2,000,000

7.3

In the case of dilution of a Party’s Participating Interest, the following dilution formula shall apply:

percentage Participating Interest of Party Y = (A + B) x 100

C

where:

A =

deemed Expenditures of Party Y

B =

current Expenditures of Party Y (“Current Expenditures”)

C =

total Expenditures (deemed and current) of both Parties to the Joint Venture

For the purposes of calculating B and C above, Current Expenditures are those Expenditures made by a Party after formation of the Joint Venture.

7.4

Any Expenditure incurred by Yukon in excess of the Expenditures required to earn its 75% interest in the Property shall be credited to Yukon’s contribution to the first Work Program after formation of the Joint Venture and shall not automatically dilute Virginia’s interest on formation.

7.5

A Management Committee (the “Management Committee”) shall be formed, with two representatives of Yukon and one representative of Virginia, and each Party shall have a vote equal to its percentage interest in the Property and:

(a)

Yukon shall be the Operator and shall be entitled to remain Operator as long as it owns at least a 50% interest in the Property.  Unless its interest is reduced to a Royalty, the Party not acting as Operator may elect to second a geologist or mine engineer (at project cost) to the project team, reporting to the project manager.

(b)

with respect to the decision to prepare a standard Feasibility Study or the decision to make a production decision, should Yukon and Virginia be unable to agree upon such a matter within 120 days from proposal, then upon the written request of the other Party, the Management Committee shall endeavour to work with each Party to develop an alternate course of action acceptable to both Parties.  In the event of the failure of several attempts to develop on a course of action acceptable to all Parties, and in any case after expiry of one hundred and eighty (180) days after the written request described above (or such other period agreed to by the Parties) the Operator shall have a casting vote with respect to such decision.

(c)

the Operator may elect to discontinue as Operator, in which case the other Party may elect to become Operator.  If Yukon holds less than a 50% interest, the Management Committee may appoint the Operator.

(d)

the Operator shall be entitled to charge the Joint Venture an amount for general overhead and administrative costs and management fees equal to a 10% overhead fee on direct Work Expenditures incurred on or for the benefit of the Property.  After completion of the Pre-Feasibility Study and during subsequent Feasibility, construction and Operation stages, a percentage for the overhead fee shall be defined in accordance with the industry standards, subject to a mutual agreement between the Parties and with the intent that the overhead fee will neither result in profit nor in losses to the Operator for carrying out its duties as Operator.

7.6

The Operator will submit annual Work Programs following the formation of the Joint Venture.  One or more new phases of the Work Program may be proposed for the same year, subject to Management Committee approval.  The Operator will send from time to time Cash Calls (as defined hereunder) covering the costs of the next phase of Work Program previously approved by the Management Committee.

7.7

(a)

Upon Virginia’s exercising of its Additional Option as described in Section 5.2 or upon any Party’s Participating Interest be diluted to a 10% Participating Interest as described in Section 7.7 (b), the other Party shall have earned its 100% undivided interest in the Property.  The diluted Party shall at the other Party’s request transfer at the other Party’s cost, titles to an undivided 100% interest in the Property, free and clear of any liens or encumbrances with the exception of the Underlying Agreement and a net smelter return royalty (the “Royalty”) (as hereunder defined).

(b)

If after completion of a Work Program a Party is diluted to a 10% or to a lower Participating Interest, that Party is deemed to waive the opportunity to participate in future Work Programs whether in exploration or mine development and to convert its Participating Interest into a 1.5% Royalty.  The Royalty shall be determined and paid as set out in Schedule “C”.

7.8

the Operator will provide the other Party with progress reports for each phase of Work covering Work on the Property when fieldwork is in progress.  In addition, a final report shall be produced within 120 days of the termination of each exploration, development or production Program.  Also, the non-Operator may visit the Property and/or the office of the Operator and have access to all exploration results provided that reasonable notice is given to the Operator and that any such visits are undertaken on its own account and the Operator is held blameless for any mishap that may happen to the Operator during the course of such visits.  The Operator will propose annual Work Programs and budgets to the Management Committee and will conduct Operations in accordance with Work Programs and budgets approved by the Management Committee.  The Operator will be responsible for maintaining the Property in good standing and will conduct Work Programs and Operations in good standard of care, in accordance with industry standards.

7.9

the Management Committee will propose and may amend the schedule for preparation of a Feasibility Study, and will have the right to review and approve or reject the Feasibility Study or require it to be modified and to make the production decision.  The Operator will have the right to prepare the Feasibility Study.  It is understood that if a Party has converted its Participating Interest to a net Royalty, then the other Party, when in its sole opinion it is justified, will prepare the Feasibility Study and will have the right to make the production decision.  For any Feasibility Study prepared by the Operator or its Affiliate the other Party shall have the right to contract with a third Party consultant to verify and comment on the Feasibility Study.  The cost of such consulting contract shall be borne by the Joint Venture.

7.10

Fees charged by the Operator for its personnel and equipment shall not exceed the fair market value thereof.  The Operator shall prepare cost estimates in advance for approved Work Programs and submit such estimate to the Management Committee for approval.  The other Party shall pay to the Operator on quarterly basis in advance estimated Expenditures pursuant to budgets for approved Work Program.  These quarterly advances will be requested in writing by the Operator (each a “Cash Call”) and the other Party shall have twenty-one (21) business days to wire transfer funds to the Operator’s designated bank account.  The Operator will within sixty (60) days after the conclusion of each calendar quarter provide the other Party with a report of Expenditures during such calendar quarter together with documentation confirming payment of Expenditures during such period.  Such report shall include a reconciliation of Expenditures to Cash Calls for the period and any surplus or shortfall shall be carried forward to and adjusted as against Cash Calls for the immediate following calendar quarter.

7.11

At the request of the Operator, the Parties shall promptly execute all documents and take all other actions required to make (and file, if necessary) the election referred to in Section 273 of the Excise Tax Act (Canada), with a view to authorizing the Operator to pay, from time to time, on behalf of the other Party, all taxes which relate to the Joint Venture and which may become due and payable under part IX of the Excise Tax Act (Canada).  This section of this Letter Agreement shall apply, with such changes as are required in the circumstances, in respect of any similar applicable provincial legislation.  All Expenditures herein are to be net of GST and QST.

7.12

The Operator shall not be in default if it fails to perform a material obligation imposed upon it under this Letter Agreement unless the Operator does not within sixty (60) days after written notice signed by the other Party specifying the failure and demanding performance, commence in good faith to remedy the failure.

8.

RIGHT TO RELINQUISH AND REACQUIRE CLAIMS

8.1

Yukon must give one hundred twenty (120) days notice to Virginia of its intention to relinquish any one or more of the Claims and, provided that sufficient assessment work has been carried out to keep the Claim or Claims to be relinquished in good standing under the Mining Act for at least one year after notice is given by Yukon, upon expiry of such 120-day period:

(a)

Yukon shall have no further responsibility to maintain in good-standing the Claim or Claims in respect of which it gave notice; and

(b)

the Claim or Claims so relinquished will be excluded thereafter from the terms of this Letter Agreement and for the purposes of this Letter Agreement thereafter the term “Claims” herein will exclude such relinquished land.

8.2

In the event the Operator or any Affiliated Party or any successor or assignee of it surrenders, allows to lapse or otherwise terminates its interest in any portion or all of the Property and within a period of five (5) years from the date of such surrender, lapse or other termination, reacquires a direct or indirect interest of the land covered by the former Property, then the Royalty shall apply to such interest so reacquired.  The Operator shall give written notice to the non-Operator within ten (10) days of any acquisition or reacquisition of the Property.

9.

AREA OF COMMON INTEREST

Any party hereto which stakes or otherwise acquires an interest directly or indirectly in mineral properties or projects located within two kilometres of the outer perimeter of the Property (“Area of Interest”) shall be obliged to offer the other parties the right to elect to have such interest become subject  to the terms of this Letter Agreement and upon such election being made, such interest shall become subject to the terms of this Agreement and thereafter such acquired interest shall be deemed to be included as part of the Property for the purposes of this Letter Agreement.

10.

VIRGINIA BACK-IN RIGHT

Should Yukon or the Joint Venture discover a potentially exploitable Gold Deposit with an indicated resource outlined (defined according to NI43-101 Guidelines) of no less than 500,000 ounces of contained gold equivalent (for all precious metals), Virginia shall have, within 90 days of notice from Yukon of the discovery of a Gold Deposit of no less than 500,000 ounces, a one-time right to back-in to re-acquire a 51% interest in the discovery by issuing a cash payment or Virginia common shares equivalent to that amount equal to two and a half times the Current Expenditures (as defined in Section 7.5) incurred by Yukon on the discovery prior to Virginia’s election.  Upon receipt of the cash payment or its equivalent value in Virginia’s shares as defined above, a Joint Venture will immediately be formed between the Parties with Virginia having a Participating Interest equal to 51% and Yukon having a Participating Interest equal to 49%.  Virginia shall then become the Operator.

11.

TERMINATION

Until Yukon earns its Participating Interest in the Property under section 5 hereof, this Agreement may be terminated at any time by Yukon upon giving Virginia written notice of termination.  However, If Yukon terminates this Agreement prior to the Earn-In Completion Date, the Property shall be returned entirely to Virginia with all Claims in good standing for at least one year from the date of termination and Yukon shall be responsible for the cost of demobilizing, as the case may be, any drill on the Property upon receipt, within sixty (60) days of termination of a notice from Virginia for such demobilization.

12.

RIGHT TO ASSIGN

Any Party to this Letter Agreement shall have the right to assign, transfer and sell its Participating Interest or a portion of it in this Letter Agreement, or its Royalty, should the Letter Agreement be fulfilled, to a third party provided that such party agrees to be bound by the terms of this Letter Agreement.  The remaining Party shall have the right of first refusal (as defined in Article 13) for this Participating Interest, or the Royalty, should this Letter Agreement be fulfilled.

13.

RIGHT OF FIRST REFUSAL

13.1

Any Party (the “Vendor”) wishing to sell, assign, or transfer his Participating Interest or the Royalty should notify the other Party by writing of his intention to do so, and the terms, conditions and considerations (which considerations must necessarily be in cash) of such transfer. Such offer may be accepted by the other Party within the following 60 days after the reception of such notice. If the other Party fails to notify the Vendor of its intention within this period or expresses its intention not to exercise the option, the Vendor shall be free to dispose of its Participating Interest or Royalty to any third party within the next succeeding 120 days at the same terms, conditions and consideration than those contained in such offer. Such interest if not so disposed of within the said 120 days, the provision of this section shall apply again. No assignment, save a transfer of any Participating Interest or Royalty hereunder shall be completed unless and until assignee thereof has agreed in writing a form satisfactory to the other Party hereto to be bound by the provisions hereof and to assume the obligations hereunder to the extent of the Participating Interest or Royalty who assigned or transferred and as fully as such assignee has been a signatory hereto. Moreover, the Vendor undertakes to assume the obligations hereunder if the assignee shall be in default according to the provisions of this Letter Agreement.

13.2

Any of the Parties hereto may assign its Participating Interest or Royalty to an Affiliated Party without first offering the same pursuant to provisions of Section 13.1 hereof, provided that the Affiliated Party accepts in writing to be bound by the terms and conditions of the present Letter Agreement.

13.3

No assignment or transfer of any Participating Interest or Royalty hereunder shall be completed unless the assignee presents sufficient guarantee of solvency. The other Party must notify the Vendor of its refusal in a delay of 120 days mentioned in Section 13.1.

13.4

None of the Parties shall be authorized to mortgage, charge or otherwise encumber the whole or part of its Participating Interest except with the consent of the other Party, which shall not withheld without reasonable reasons.

13.5

For greater certainty, nothing contained in the provisions of this Article 13 shall prevent any Party from entering into any corporate reorganization, merger, amalgamation, takeover bid, plan of arrangement, or any other such corporate transaction which has the effect of, directly or indirectly, selling, assigning, transferring, or otherwise disposing of all or a part of the transferred interest to a purchaser.

14.

DEFAULT

If Yukon does not issue the shares and warrants in accordance with Sections 5.1 (a) and 5.1 (b) and does not incur exploration Expenditures in accordance with Section 5.1 (c), then Virginia may provide written notice (the “Notice”) to Yukon of its failure.  If Yukon does not make the outstanding payment or incur the requested Expenditures within 20 days (the “Notice Period”) of receipt by Yukon of the Notice, then its rights and obligations under this Letter Agreement shall automatically terminate and be of no further force and effect.

15.

PUBLIC STATEMENTS

Except as otherwise required by law, the Parties shall make no public releases concerning the terms of this Letter Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld.  In the event that a Party wishes to make a news release or public statement with respect to the terms of this Letter Agreement, it shall first provide the other Party with a draft copy of such release or statement for review and comment.  If the other Party fails to comment on the release within twenty-four hours of receipt, it shall be deemed to have waived its right under this section.

16.

CONFIDENTIALITY

All data and information provided to or received by the Parties with respect to the Property and this Letter Agreement shall be treated as confidential, provided that the Parties may disclose such information to prospective investors in the Property on a confidential basis.  Each Party agrees that all information obtained from Operations shall be the exclusive property of the Parties and shall not be used other than for the activities contemplated hereunder except disclosure: (a) required by law or by regulatory bodies; or (b) with the written consent of the other Parties; or (c) by a Party to an outside Party for the purpose of arranging financing for its contributions hereunder or (d) for the purpose of selling its Participating Interest in the Property or the Royalty as herein permitted, provided that such outside Party gives its undertaking to the Parties that any of such information not theretofore publicly disclosed shall be kept confidential and not disclosed to others.

17.

NOTICES

All notices required to be served hereunder shall be deemed to have been served or delivered if delivered by hand, mail or by telecommunication to the Parties at the following addresses:

If to Yukon:

Yukon Resources Corp.

901-141 Adelaide St. W.

Toronto, ON  M5H 3L5

Attention:

Mr. Kirk McKinnon, President & CEO

Mr. Richard Schler, Vice-President & CFO

Phone:

(416) 364-4911

Fax:

(416) 364-2753

Email:

kmckinnon@macdonaldmines.com

rschler@macdonaldmines.com

If to Virginia:

Virginia Mines Inc.

116, rue St-Pierre, bureau 200

Québec, QC G1K 4A7

Attention:

Mr. André Gaumond, President & CEO

Mr. Paul Archer, V.P. Exploration & Acquisitions

Phone:

418.694.9832

Fax:

418.694.9120

E-mail:

agaumond@virginia.qc.ca

parcher1@virginia.qc.ca

Any notice, direction or other instrument given hereunder shall be in writing and will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except if sent by registered mail or except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received and, if sent by telegram, telex, telecopy, telecommunication or other similar form of communication (“Telecommunication”) during normal business hours 9:00 a.m. – 5:00 p.m. local time of the place of receipt), be deemed to have been given or received on the day it was so sent, or in the case of telecommunication sent outside normal business hours, on the next following business day.

18.

GOVERNING LAW AND DISPUTE RESOLUTION

1.1

This Letter Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.  No alteration or variation of this Letter Agreement if of any form effect unless it is in writing and signed by both Parties.

1.2

The Parties agree that, in the event that there is any dispute or difference arising between them under this Letter Agreement will, unless otherwise specifically provided for in this Letter Agreement, it will be dealt with as follows:

(a)

the Party claiming that a dispute exists will give the other Party formal written notice of such dispute together with details of that dispute;

(b)

unless such dispute has been settled by the Parties within thirty (30) days, it will be referred to a panel comprised of two (2) Directors of the Parties, who shall then attempt to resolve the matter in an agreeable manner;

(c)

if the matter is not resolved by such panel of Directors or if either Director refuses to participate within twenty (20) days of being asked to do so by the other Party, it will be referred for expert determination by an expert selected jointly by the Parties who has at least five (5) years experience in the resolution of similar disputes (“Expert”);

(d)

if the Parties cannot agree within a further seven (7) days on the identity of the Expert then:

i)

in the case of any technical matter, the Parties agree that, on written request from either Party, the CIM President shall appoint such independent Expert.

ii)

in any other matter, the Parties agree that, on written request from either Party, the BAR Association of Quebec shall appoint a person suitably experienced and qualified to act as Expert.

(e)

the Expert will determine the dispute in accordance with this Section 18.2.  The cost of such determination shall be borne by the Parties in proportion to their Participating Interests.

(f)

in the event that the determination of the Expert has a financial implication of less than $250,000, then such determination will, in the absence of an obvious error, be final and binding on the Parties and the fees of the Expert and other costs of the dispute will be paid as the Expert may direct; and

(g)

in the event that the determination of the Expert has a financial implication of greater than $250,000, then such determination may be subject to appeal by either Party who is then entitled to have the dispute resolved through the courts of the Province of Quebec.

19.

SOCIAL ACCEPTABILITY

It is recognised, for the Property to be successful, that social acceptability in the local community is very important and both Parties are jointly and severally committed to develop such relations with the local community as is required, taking into account its fears, desires and interests. The Parties are committed to open communication and transparent dealings with the local community. The development of relationships with the local community shall be done in a co-ordinated way under the auspices of the Management Committee.

20.

GENERAL

20.1

Further Assurances

Each Party agrees to do all such things and execute all such deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of this Letter Agreement and the transactions contemplated by it.

20.2

No Waiver

No waiver of any term of this Letter Agreement by a Party is binding unless such waiver is in writing and signed by the Party entitled to grant such waiver.  No failure to exercise and no delay in exercising any right, remedy or breach under this Letter Agreement shall be deemed to be a waiver of that right, remedy or breach.

20.3

No Amendment

No amendment, supplement or restatement of any terms of this Letter Agreement is binding unless it is in writing and signed by each Party.

20.4

Force Majeure

(a)

Notwithstanding any disposition to the contrary, none of the Parties to this Letter Agreement shall be responsible for any failure to comply with or for any delay in the performance of the terms of this Letter Agreement when such failure is directly or indirectly caused by or in any manner results from the event or force majeure beyond the control of the Parties shall be charged.

(b)

Force majeure means strike, legal or illegal blackout or other labour dispute, fire, power shortage, including explosion, caving and land slide, inability to obtain or the non-issuance of governmental approval, licence, permit, undertaking, or consent, governmental action (including any imposition, restriction or requirement whether lawful or otherwise) or civil and industrial trouble or insurrections, embargo, lockage, riots, the incapacity to obtain furniture or employees, earthquakes, storms, or any other cause (whether or not similar to any of the foregoing) beyond the control of such Party.

(c)

The Party hereto claiming the occurrence and duration of any event contemplated under the provisions of Section 20.4 hereof shall notify the other Party hereto accordingly describing the circumstances of the force majeure.

20.5

This Letter Agreement constitutes the entire agreement between the Parties with respect to the subject matter herein and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings whether written or verbal.

This Letter Agreement is made subject to the approval of regulatory authorities, as the case may be, and to approvals from the board of directors of each Party.  If the foregoing terms and conditions reflect our agreement, please execute and return the enclosed copy of this Letter Agreement, which is intended to create a binding agreement between us.

IN WITNESS HEREOF, the Parties execute and sign this Letter Agreement by each of their respective, duly authorised representatives:

YUKON RESOURCES CORP. Kirk McKinnon, President & CEO	VIRGINIA MINES INC. André Gaumond, President & CEO
Richard Schler, V.P. & CFO

SCHEDULE “A”

Map and List of Claims

Constituting the Sagar Property

May 2006

SAGAR PROPERTY

LIST OF CLAIMS

NoClaim	SNRC	Superficie	Rangee	Colonne	Date Enregistrement	Date Expiration	Royaute

NoClaim	SNRC	Superficie	Rangee	Colonne	Date Enregistrement	Date Expiration	Royaute

NoClaim	SNRC	Superficie	Rangee	Colonne	Date Enregistrement	Date Expiration	Royaute

NoClaim	SNRC	Superficie	Rangee	Colonne	Date Enregistrement	Date Expiration	Royaute

NoClaim	SNRC	Superficie	Rangee	Colonne	Date Enregistrement	Date Expiration	Royaute

NoClaim	SNRC	Superficie	Rangee	Colonne	Date Enregistrement	Date Expiration	Royaute

SAGAR PROPERTY

SCHEDULE A

68°30' W
68°00' W
67°30' W
N
56°30' N
56°15' N
Area of interest
24 B/05
24 C/08
Virginia's CDC
0
5
10
Kilometers

VIRGINIA GOLD MINES INC.

click on map to enlarge

SCHEDULE “B”

Underlying Agreement

to the Sagar Purchase and Sale Option Letter Agreement

between

Yukon Resources Corporation

and

Virginia Mines Inc.

May 2006

SCHEDULE C

ROYALTY AGREEMENT – PRODUCTION/NET SMELTER RETURNS ROYALTY

ROYALTY AGREEMENT

As of ● (the “Effective Date”)

AMONG:

YUKON RESOURCES CORP. a corporation incorporated under the laws of the Province of Ontario.

(hereinafter “YUKON”)

AND:

VIRGINIA MINES INC., a corporation existing under the laws of Canada.

(hereinafter “VIRGINIA”)

WHICH, FOR GOOD AND VALUABLE CONSIDERATION (THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED), HAVE HEREBY AGREED AND DECLARED AS FOLLOWS:

WHEREAS pursuant to a Letter Agreement between YUKON and VIRGINIA, to which this Royalty Agreement is attached as Schedule “C”, the parties have agreed to an arrangement whereby the Operator has consequently agreed to pay to non-Operator a monthly Production Royalty, in accordance with the provisions defined hereunder:

1.

ROYALTY

1.1

The Operator shall pay to non-Operator a perpetual one and a half per cent (1.5%) production Royalty (as hereinafter described) from the sale or other disposition of all Minerals produced from the Sagar Property, determined in accordance with the provisions of this Agreement (the “Production Royalty” or “Royalty”).  For purposes of this Agreement, the term “Minerals” shall mean any and all metals or minerals of whatever kind and nature in, under or upon the surface or subsurface of the Sagar Property (including, without limitation, ore, metals, precious metals, base metals, uranium, industrial minerals, concentrates, gems, diamonds, commercially valuable rock, aggregate, clays and other minerals which are mined, excavated, extracted, recovered or otherwise sold).  The Production Royalty shall apply to 100% of the Sagar Property.

1.2

For precious metals.  “Net Smelter Returns”, in the case of gold, silver, and platinum group metals (“Precious Metals”), shall be determined by multiplying (a) the gross number of troy ounces of Precious Metals recovered from production from the Sagar Property during the preceding calendar month (“Monthly Production”) delivered to the smelter, refiner, processor, purchaser or other recipient of such production or an insurer as a result of a casualty to such production (collectively the “Payor”), by (b) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices reported for the preceding calendar month (the “Applicable Spot Price”) and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices reported for the preceding calendar month for the particular Mineral for which the price is being determined, and subtracting from the product of sections 1.2(a) and 1.2(b) only the following if actually incurred: (i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals (“Beneficiated Precious Metals”) produced by the Operator’s or any of its affiliates’ final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns; (ii) penalty, assaying, and sampling charges imposed by the Payor; (iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from the Operator’s or any of its affiliates’ final mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of; and (iv) all taxes based directly on or assessed against the value or quantity of Minerals or their sale or production and which are paid by the Operator, net of any rebate, credit or refund which the Operator has received or to which it is entitled, but excluding any and all taxes based upon the net or gross income or outstanding capital of the Operator of the Sagar  Property.

The Production Royalty (excluding the Underlying Agreement) in respect of Precious Metals, shall be one and a half per cent (1.5%) of Net Smelter Returns.

1.3

In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by the Operator or any of its affiliates, which facilities were not constructed solely for the purpose of refining Beneficiated Precious Metals or Other Minerals from the Sagar Property, then the charges, costs and penalties for such refining shall mean the amount that the Operator would have incurred if such refining were carried out at facilities not owned or controlled by the Operator or any of its affiliates then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Operator with respect to such refining.  In the event the Operator or any of its affiliates receives insurance proceeds for loss of production of Precious Metals from the Sagar Property, the Operator shall pay to the non-Operator the Production Royalty percentage of any such insurance proceeds, which are received by the Operator or any of its affiliates for such loss of production.

1.4

For Other Minerals.  “Net Smelter Returns”, in the case of all Minerals other than Precious Metals, and the beneficiated products thereof (“Other Minerals”), shall be determined by multiplying (a) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (b) the average of the New York Commodities Exchange final daily spot prices reported for the preceding calendar month of the appropriate Other Mineral, and subtracting from the product of sections 1.4(a) and 1.4(b) only the following if actually incurred: (i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to the Operator’s or any of its affiliates’ mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (ii) penalty, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals, contained in such production, but excluding any and all charges and costs related to the Operator’s or any of its affiliates’ mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; (iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from the Operator’s or any of its affiliates’ final mill or other final processing plant to places where such Other Minerals are smelted, refined and/or sold or otherwise disposed of; and (iv) all taxes based directly on or assessed against the value or quantity of Minerals or their sale or production and which are paid by the Operator, net of any rebate, credit or refund which the Operator has received or to which it is entitled, but excluding any and all taxes based upon the net or gross income or outstanding capital of the Operator or other Operator of the Sagar Property.  If for any reason the New York Commodities Exchange does not report spot pricing for a particular Other Mineral, then the Parties shall mutually agree upon an appropriate pricing mechanism that accurately reflects the market value of any such Other Mineral.

1.5

The Production Royalty in respect of Other Minerals shall be one and a half per cent (1.5%) of Net Smelter Returns for the applicable Other Minerals.

1.6

In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by the Operator or any of its affiliates, which facilities were not constructed solely for the purpose of milling or processing Other Minerals from the Sagar Property, then charges, costs and penalties for such smelting, refining or processing shall mean the amount the Operator would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by the Operator or any of its affiliates then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by the Operator with respect to such smelting and refining.  In the event the Operator or any of its affiliates receives insurance proceeds for loss of production of Other Minerals from the Sagar Property, the Operator shall pay to the non-Operator the Royalty percentage of any such insurance proceeds, which are received by the Operator or any of its affiliates for such loss of production.

1.7

Payments of Royalty in Cash or in Kind.  Production Royalty payments shall be made to the non-Operator as follows:

(a)

Royalty in Kind.  The non-Operator may elect to receive its Royalty on Precious Metals from the Sagar Property “in cash” or “in kind” as refined bullion.  The elections may be exercised once per year on a calendar year basis during the life of production from the Sagar Property.  Notice of election to receive the following year’s Royalty for Precious Metals “in cash” or “in kind” shall be made in writing by the non-Operator and delivered to the Operator on or before November 1 of each year.  In the event no written election is made, the Royalty for Precious Metals will continue to be paid to the non-Operator as it is then being paid.  As of the Effective Date of this Agreement, the non-Operator elects to receive its Royalty on Precious Metals “in cash”.  Royalties on Other Minerals shall not be payable “in kind”.  (i) If the non-Operator elects to receive its Royalty for Precious Metals “in kind”, the non-Operator shall open a bullion storage account at each refinery or mint designated by the Operator as a possible recipient of refined bullion for which the non-Operator will be credited.  The non-Operator shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts and the Operator shall not be required to bear any additional expense with respect to such “in-kind” payments.  (ii) Royalties will be paid by the deposit of refined bullion into the non-Operator’s account at the refinery or mint at which the refined bullion is refined.  On or before the 25th day of each calendar month following a calendar month during which production and sale or other disposition occurred, the Operator shall deliver written instructions to the mint or refinery, with a copy to the non-Operator directing the mint or refinery to deliver refined bullion due to the non-Operator in respect of the Royalty, by crediting to the non-Operator’s account the number of ounces of refined bullion for which Royalty is due; provided, however, that the words “other disposition” as used in this Agreement shall not include processing, milling, beneficiation or refining losses of Precious Metals.  The number of ounces of refined bullion to be credited will be based upon the non-Operator’s share of the previous month’s production and sale or other disposition as calculated pursuant to the commingling provisions of section 1.9.  Royalty payable “in kind” on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in section 1.2.  (iii) Title to refined bullion delivered to the non-Operator under this Agreement shall pass to the non-Operator at the time such bullion is credited to the non-Operator at the mint or refinery.  (iv) The non-Operator agrees to hold harmless the Operator from any liability imposed as a result of the election of the non-Operator to receive Royalty “in kind” and from any losses incurred as a result of the non-Operator’s trading and hedging activities.  The non-Operator assumes all responsibility for any shortages, which occur as a result of the non-Operator’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.  (v) When royalties are paid “in kind”, the amounts of refined bullion to the account of the non-Operator will not reflect the costs deductible in calculating Net Smelter Returns under this Agreement.  Within thirty (30) days of the receipt of a statement showing charges incurred by the Operator for transportation, smelting or other deductible costs, the non-Operator shall remit to the Operator full payment for such charges.  If the non-Operator does not pay such charges when due, the Operator shall have the right, at its election, provided the non-Operator does not dispute such charges, to deduct the gold equivalent of such charges from the ounces of gold bullion to be credited to the non-Operator in the following month.

(b)

In Cash.  If the non-Operator elects to receive payment of the Royalty for Precious Metals in cash, and as to the Royalty payments payable on Other Minerals, payments shall be paid on or before the twenty-fifth (25th) day of the month following the calendar month in which the minerals subject to the Royalty were shipped to the Payor by the Operator.  For purposes of calculating the cash amount due to the non-Operator, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Sagar Property is delivered, made available, or credited to the Operator by a mint or refiner.  The price used for calculating the cash amount due for Royalty on Precious Metals or Other Minerals shall be determined in accordance with section 1.2 and section 1.4 as applicable.  The Operator shall make each Royalty payment to be paid in cash by delivery of a cheque payable to the non-Operator and delivering such cheque to the non-Operator to the address listed in this Agreement, or to such other address as the non-Operator may direct in writing or by direct bank deposit to the non-Operator’s account as the non-Operator shall designate in writing.  Should default be made in any cash payment when due for Royalty and such default still exists ten (10) days following notice of non-payment, then all unpaid amounts then due shall bear interest at the rate of fifteen percent (15%) per annum commencing from and after such payment due date until paid.

(c)

Detailed Statement.  All Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof with any available settlement sheets from the Payor.

(d)

Notwithstanding the terms of any other provisions in this Agreement, the Operator shall not be obligated to make any Royalty payment before the Operator (i) in the case of payment in kind, has received possession of or been credited with, or (ii) in the case of payment in cash, received or been credited with payment for the sale or other disposition of, the Minerals upon which such Royalty payment is calculated, including Precious Metals, unless such failure to receive or be credited for payment in kind or in cash by the Operator or any of its affiliates is due to intentional delay by the Operator or any of its affiliates.

(e)

All Royalty payments, including interest, if any, will be made subject to withholding or deduction in respect of the Royalty for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied on such Royalty payment by or on behalf of any governmental authority having power and jurisdiction to tax and for which the Operator is obligated in law to withhold or deduct and remit to such governmental authority.  The Operator shall set out in the statement referred to in section 1.7(c) any amount so withheld.

1.8

Monthly Reports and Reconciliation.  On or before the twenty-fifth (25th) day of the month, the Operator shall send to the non-Operator a production report for the prior calendar month.  On or before the twenty-fifth (25th) day of the month, the Operator shall make an interim settlement based on the information then available of such Royalty for the prior calendar month, either “in cash” or “in kind”, whichever is applicable, by paying (i) not less than one hundred percent (100%) of the anticipated final settlement of Precious Metals “in kind” Royalty payments and (ii) not less than ninety-five percent (95%) of the anticipated final settlement of cash Royalty payments.  The Parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor’s statements for refined or finished product.  As a result, the payment of Royalty will not coincide exactly with the actual amount of refined or finished product produced from the Sagar Property for the previous month.  The Operator will provide final reconciliation within fifteen (15) days after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month.  In the event that the non-Operator has been underpaid for any provisional payment (whether “in cash” or “in kind”), the Operator shall pay the difference “in cash” by cheque and not “in kind” with such payment being made at the time of the final reconciliation.  If the non-Operator has been overpaid in the previous calendar month, the non-Operator shall forthwith make a payment to the Operator of the difference by cheque.  Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to section 1.7(b) hereof; provided that the Operator shall be entitled to set off any amount owing to it by the non-Operator against the following month’s Royalty payment when due.

1.9

Commingling.  The Operator shall have the right to commingle Precious Metals and Other Minerals from the Sagar Property with minerals from other properties.  Before any Precious Metals or Other Minerals produced from the Sagar Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Sagar Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content, applied on a consistent basis.  Representative samples of the Precious Metals or Other Minerals shall be retained by the Operator and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals.  The Operator shall retain such analyses for a reasonable amount of time, but not less than twenty-four (24) months, after receipt by the non-Operator of the Royalty paid with respect to such commingled Minerals from the Sagar Property, and shall retain such samples taken from the Sagar Property for not less than thirty (30) days after collection.

2.

STOCKPILINGS AND TAILINGS

2.1

The Operator shall be entitled to temporarily stockpile, store or place ores or mined rock containing Minerals produced from the Sagar Property in any locations owned, leased or otherwise controlled by the Operator or its Affiliates or any processor of such Minerals on or off the Sagar Property, provided the same are appropriately secured from loss, theft, tampering and contamination.

2.2

All tailings, residues, waste rock, spoiled leach materials, bulk samples, and other materials (collectively “Materials”) resulting from the Operator’s operations and activities on the Sagar Property shall be the sole property of the Operator, but shall remain subject to the Royalty should the Materials be processed or reprocessed, as the case may be, in the future and result in the production and sale or other disposition of Precious Metals or Other Minerals.  Notwithstanding the foregoing, the Operator shall have the right to dispose of Materials from the Sagar Property on or off of the Sagar Property and to commingle the same (as provided herein) with materials from other properties.  In the event Materials from the Sagar Property are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Royalty payable thereon shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

3.

PERPETUITY

Subject to section 8.12, the Royalty created hereby shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty shall constitute a vested interest in and a covenant running with the land affecting the Sagar Property and all successions thereof whether created privately or through governmental action and, subject to the provisions of section 8.10 of this Agreement, shall inure to the benefit of and be binding upon the Parties and their respective legal representatives, successors and assigns so long as the Operator or any successor or assignee of the Operator holds any rights or interests in the Sagar Property.  In the event a court of competent jurisdiction determines that any right, power or interest of any Party under this Agreement would violate the rule against perpetuities, then such right, power or interest shall terminate at the expiration of twenty (20) years after the death of the last survivor of all lineal descendants of Her Majesty, Queen Elizabeth II of England, living on the Effective Date of this Agreement.  This Agreement shall not be terminated solely as a result of a violation of the rule against perpetuities.

4.

RE-ACQUIRED INTERESTS

In the event the Operator or any Affiliate or any successor or assignee of it surrenders, allows to lapse or otherwise terminates its interest in any portion or all of the Sagar Property and within a period of five (5) years from the date of such surrender, lapse or other termination, reacquires a direct or indirect interest in respect of the land covered by the former Sagar Property, then the Royalty shall apply to such interest so reacquired.  The Operator shall give written notice to the non-Operator within ten (10) days of any acquisition or reacquisition of the Sagar Property.

5.

INDEMNIFICATION BY OPERATOR

The Operator shall be responsible for all costs, fines, damages, judgements, penalties or responsibilities (environmental and otherwise) in connection with the Property, its ownership and use of the Property and for any and all work performed in and on the Property arising subsequent to the Effective Date.  The Operator hereby indemnifies and saves harmless the non-Operator from any loss, cost or liability (including reasonable legal fees) arising from a claim against the non-Operator in respect of: (a) any failure by the Operator to timely and fully perform all reclamation, restoration, waste disposal or other closure obligations required by law or regulation, the terms and conditions of applicable licenses or by governmental authorities or otherwise to prevent liability in respect of all activities on the Property arising subsequent to the Effective Date; (b) any failure or omission by the Operator which results in a violation of or liability under any present or future applicable federal, provincial, territorial or local environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies or guidelines in respect of all activities on the Property arising subsequent to the Effective Date; and (c) any claims by third parties against the non-Operator in respect of property damage or injury or death to persons arising out of the activities on or with respect to the Property arising subsequent to the Effective Date.  In the event the non-Operator elects to and does acquire the Property upon abandonment by the Operator in accordance with section 8.12, the Operator shall be released from the foregoing liabilities and indemnifications with respect to activities on or with respect to activities on or with respect to the Sagar Property arising subsequent to the effective date of such acquisition by the non-Operator.

6.

REGISTRATION ON TITLE

The Parties agree that following the Effective Date the non-Operator may register or record against title to the Sagar Property this Agreement or such form of notice, caution or other document(s) including, without limitation, such hypothec, collateral charge or mortgage as it considers appropriate to secure payment from time to time of the sums due under this Agreement and to give notice of the non-Operator’s interests under this Royalty Agreement.  The Operator hereby consents to such registering or recording and agrees to co-operate with the non-Operator to accomplish the same; provided that, the non-Operator shall subordinate such collateral mortgage or other security instruments to any charge, mortgage, lien or other similar encumbrance of the Operator securing financing for the development of the Sagar Property provided the Operator has complied with section 8.10.

7.

REPORTING, RECORDS AND AUDITS, INSPECTIONS, NEW RESOURCES OR RESERVES, CONFIDENTIALITY AND PRESS RELEASES

7.1

Reporting.  No later than March 1 of each year, the Operator shall provide the non-Operator with an annual report of mining activities and operations conducted with respect to the Sagar Property during the preceding calendar year.  Such annual report shall include details of: (a) the preceding year’s mining activities with respect to the Sagar Property; (b) ore reserve data for the calendar year just ended; and (c) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Sagar Property for the current calendar year.

7.2

Records and Audits.  The non-Operator shall have the right, twice per calendar year, upon reasonable advance notice to the Operator, to inspect and perform audits of all books, records, technical data, information and materials relevant to the production and stockpiling of Minerals and the calculation and payment of the Royalty (the “Data”); provided that such inspections shall not unreasonably interfere with the Operator’s activities with respect to the Sagar Property.  The Operator makes no representations or warranties to the non-Operator concerning any of the Data or any information contained in the annual reports, and the non-Operator agrees that if it elects to rely on any such Data or information, it does so at its sole risk.  If any such audit or inspection reveals the Royalty payments for any calendar year are underpaid by more than five percent (5%), the Operator shall reimburse the non-Operator for its reasonable costs incurred in such audit or inspection.  Subject at all times to applicable work place rules, the supervision of the Operator and the confidentiality provisions of this Agreement, the non-Operator shall be entitled to enter the mine workings and structures on the Sagar Property at reasonable times upon reasonable advance notice for inspection thereof, but the non-Operator shall so enter at its own risk and shall indemnify and hold the Operator and its Affiliates harmless against and from any and all loss, costs, damage, liability and expense (including but not limited to reasonable attorneys’ fees and costs) by reason of injury to the non-Operator or its agents or representatives or damage to or destruction of any property of the non-Operator or its agents or representatives while on the Sagar Property on or in such mine workings and structures, unless such injury, damage, or destruction is a result, in whole or in part, of the negligence of the Operator.

7.3

Conduct of Operations.

(a)

Notwithstanding any other term of this Agreement, all decisions concerning methods, the extent, times, procedures and techniques of any (i) exploration, development and mining related to the Sagar  Property, (ii) leaching, milling, processing or extraction treatment and (iii) materials to be introduced on or to the Sagar  Property or produced therefrom, shall be made by the Operator in its sole and absolute discretion, and all decisions concerning the sale, refinement or other disposition of Minerals from the Sagar  Property, shall be made by the Operator acting with commercial reasonableness.

(b)

The Operator shall not be responsible for or obliged to make any Royalty payments for Minerals or Mineral value lost in any mining or processing of the Minerals conducted in accordance with accepted mining practices.  The Operator shall not at any time be required to mine Minerals but shall process any Minerals that it mines from the Sagar Property as reasonably expeditiously as possible.

(c)

Each time the Operator establishes a mineral resource or a mineral reserve estimate on the Sagar Property or establishes a new mineral resource or a new material change estimate which is material change to the prior mineral resource or mineral reserve estimate, the Operator shall provide the non-Operator with such estimate as soon as practicable.

7.4

Confidentiality.  The non-Operator shall not, without the prior written consent of the Operator, which shall not be unreasonably delayed or withheld, knowingly disclose to any third party Data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, that the non-Operator may disclose Data or information so obtained without the consent of the Operator: (a) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (b) to any of the non-Operator’s consultants or advisors; (c) to any third party to whom the non-Operator, in good faith, anticipates selling or assigning the non-Operator’s interest in this Agreement; and (d) to a prospective lender, provided that such consultants, third parties or lenders first sign a confidentiality agreement with the non-Operator; or (e) to a third party to which a Party or its parent company contemplates a transfer to, or a merger, amalgamation or other corporate reorganization with, provided however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent the non-Operator is obligated under this section.

7.5

Press Releases.  A Party desiring to make a disclosure, statement or press release concerning this Agreement shall first consult with the other Party prior to making such disclosure, statement or press release, and the Parties shall use all reasonable efforts, acting expediently and in good faith, to agree upon a text for such statement or press release which is satisfactory to all Parties.  Subject to its rights and obligations regarding confidentiality under section 7.4, the non-Operator shall not issue any press release containing technical information relating to the Property except upon giving the Operator two (2) days advance written notice of the contents thereof, and the non-Operator shall make any reasonable changes to such proposed press release as such changes may be timely requested by the Operator, provided, however, that the non-Operator may include in any press release without notice any information previously reported by the Operator or the non-Operator.  A Party shall not, without the consent of the other Party, issue any press release that implies or infers that the non-issuing Party endorses or joins the issuing Party in statements or representations contained in any press release.

8.

GENERAL PROVISIONS

8.1

Amendment.  This Agreement may be amended, modified or supplemented only by a written agreement signed by each Party.

8.2

Waiver of Rights.  Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given.  No failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right.  No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

8.3

Applicable Law.  This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

8.4

Dispute Resolution.

(a)

Any dispute, controversy or claim arising out of, in relation to or in connection with this Agreement, including any dispute as to the validity, interpretation, enforceability or breach of this Agreement, shall be dealt with as follows:

i.

The Party claiming that a dispute exists will give to the other Party formal written notice of such dispute together with details of that dispute;

ii.

Unless such dispute has been settled by the Parties within thirty (30) days, it will be referred to a panel comprised of the Chief Executive Officers of each of the Parties, who shall attempt to resolve the matter in an agreeable manner;

iii.

If the matter is not resolved by such panel or if either Chief Executive Officer refuses to participate within fifteen (15) days of being asked to do so by the other Party, it shall be exclusively and finally settled by binding arbitration before a single qualified arbitrator appointed upon the unanimous agreement of the Parties and conducted in accordance with the Art. 940 and following of Code of Civil Procedure (Quebec).  The arbitrator shall be qualified by education and experience to determine the matter being arbitrated.

iv.

If the Parties cannot agree within a further seven (7) days on the identity of an arbitrator, then either Party may request the Barreau du Québec to nominate a person suitably experienced and qualified to act as arbitrator.

v.

The decision rendered by the arbitrator may be entered into any court.  Each Party shall pay their own fees and expenses (and shall pay their own attorneys’ fees and expenses) related to the arbitration, regardless of how the arbitrated issue is decided.  The Parties covenant that they shall conduct all aspects of such arbitration having regard at all times to minimizing the cost and expediting the final resolution of such arbitration.  Arbitration shall be conducted in English, in Montreal, Canada.

(b)

If, for the purpose of obtaining judgement in any court in Canada, it becomes necessary to convert into Canadian dollars (“Judgement Currency”) an amount due in United States dollars hereunder (“Original Currency”) then the conversion shall be made at the Rate of Exchange prevailing on the business day before the day on which the judgement is given.  If there is a change in the Rate of Exchange prevailing between the business day before the day on which the judgement is  due, the paying Party will pay such additional amounts (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgement Currency when converted at the Rate of Exchange prevailing on the date of payment will produce the amount then due under this Agreement in the Original Currency and such additional amount shall bear interest, from the date same become due, at the rate of fifteen percent (15%) per annum.  “Rate of Exchange” means the spot rate at which the Party who is the payee is able on the relevant date to purchase Original Currency with Judgement Currency and includes any premium and costs of exchange.

8.5

Currency.  Unless specified otherwise, all statements of or references to dollar amounts in this Royalty Agreement are to lawful money of United States of America.

8.6

No Joint Venture, Mining Partnership, Commercial Partnership.  This Agreement shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between or among the Operator and the non-Operator.

8.7

Time.  Time is of the essence of each provision of this Agreement.

8.8

Definitions.  In this Agreement and the Schedule(s) attached to this Agreement the following terms shall have the following meanings:

“Affiliate” or “Affiliated Party” shall have the meaning ascribed to that term by the Canada Business Corporations Act on the date hereof.

“Agreement” or “Royalty Agreement” means this Royalty Agreement and all amendments, modifications and supplements thereto.

“Applicable Spot Price” means as described in section 1.2.

“Beneficiated Precious Metals” means as described in section 1.2.

“Business Day” means any calendar day other than a Saturday or Sunday or any statutory holiday or civic holiday in the Province of Quebec.

“Commercial Production” means the first day following the first fifteen (15) consecutive days during which (i) in the case of Minerals which are required to be processed or refined, Minerals have been processed (excluding bulk sampling) from the Sagar Property at an average rate not less than 70% of the initial rated mine production as specified in the feasibility study pursuant to which the Sagar Property was developed as a mine and (ii) in the case of Minerals which do not require processing or refining following extraction, Minerals are extracted on a commercial basis;

“Data” means as described in section 7.2.

“Effective Date” means the date specified on the top of page one of this Agreement and shall be the date a Party’s Participating Interest is converted into a Royalty as described in Sections 7.7 (a) and 7.7 (b) of the Letter Agreement or the Selling Date as described in Section 5.2 of the Letter Agreement.

“Feasibility Study” means, as defined in National Instrument 43-101 of the Canadian Securities Administrators, a comprehensive study and report of a deposit in which all geological, engineering, operating, economic and other relevant factors and material information are considered in accordance with engineering standards and in sufficient detail that it could reasonably serve as the basis for a final decision by a financial institution to finance the development of the deposit for mineral.

“GAAP“ means accounting principles generally accepted in Canada.

“Judgement Currency” means Canadian currency.

“Letter Agreement” means the agreement as described in the recital to this Agreement.

“Materials” means as described in section 2.2.

“Minerals” means as described in section 1.1.

“Monthly Production” means as described in section 1.2.

“Net Smelter Returns” means as described in section 1.2 and section 1.4 as applicable.

“Notice” means as described in section 8.9.

“Operator” means any of Yukon or Virginia, which would have acquired a 100% interest into the Sagar Property, leaving the other Party (the “non-Operator) with a Royalty.

“Original Currency” means United States currency.

“Other Mineral(s)” means as described in section 1.4.

“Parties” means the non-Operator and the Operator collectively.

“Party” means either of the Parties individually.

“Payor” means as described in section 1.2.

“Precious Metals” means as described in section 1.2.

“Production Royalty” and “Royalty” means the Net Smelter Returns Royalty stipulated in section 1.1 and further described in this Agreement.

“Rate of Exchange” means the spot rate at which a Party is able on the relevant date to purchase Original Currency with Judgement Currency and includes any premium and costs of exchange as described in section 8.4.

“Sagar Property” means the property described in Schedule A of the Letter Agreement including, without limitation, any amendments, supplements, renewals and replacements thereof.

“Transmission” means as described in section 8.9.

8.9

Notices. (a) Any notice, demand or other communication (in this section, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if: (i) delivered in person during normal business hours of the recipient on a Business Day and left with a receptionist or other responsible employee of the recipient at the applicable address first set forth in this Agreement; or (ii) sent by facsimile transmission (a “Transmission”) during normal business hours on a Business Day; and (b) each notice sent in accordance with this section shall be deemed to have been received; (i) on the day it was delivered; or on the same day that it was sent by facsimile transmission, or (ii) on the first Business Day thereafter if the day on which it was sent by fax transmission was not a Business Day or if it was sent after normal business hours.  The notice addresses for the Parties are set out on page one of this Agreement.  A Party may change its address for notice by giving notice to the other Party in accordance with this section.

8.10

Assignment.  Except as otherwise provided in this Agreement, the Operator may assign, transfer, convey or otherwise dispose of or lease, mortgage, charge or otherwise encumber all or part of its rights, interests and obligations in and to the Sagar Property or in and under this Agreement: provided, however, any option, joint venture, assignment, transfer, conveyance or other disposition by the Operator of its rights, obligations, and interests in or with respect to the Sagar Property or this Agreement shall be void unless the proposed assignee has first agreed in writing with the non-Operator to observe and be bound by all of the provisions of this Agreement with respect to the rights, interests and obligations being assigned to or assumed by the assignee in the place and stead of the Operator and only subsequent to the signing of a definitive agreement in substantially the form of this Agreement as between such assignee and the non-Operator shall the Operator be relieved or discharged from the this Agreement.  the Operator shall not be relieved or discharged from this Agreement in respect of any rights, interest or obligations of the Operator in or with respect to this Agreement which are not assigned or assumed in accordance with the foregoing and the non-Operator may continue to look to the Operator for performance with respect thereto.

8.11

Pre-Emptive Rights and Exempt Transfers

(a)

Pre-Emptive Rights

the non-Operator shall not sell, transfer or otherwise dispose of all or part of its interest in the Royalty except as otherwise expressly permitted under this Agreement without having offered same to the Operator in writing on terms (“Offering Notice”) which shall include a cash consideration or a consideration which has a cash alternative.  If the Operator does not elect to acquire the non-Operator’s interest herewith within sixty (60) days thereafter, the non-Operator shall then have the right to transfer its interest without further restriction on the same terms as offered to the Operator within one hundred twenty (120) days following such declination failing which the terms of this section 8.11(a) shall again come into effect with respect to the non-Operator’s interest hereunder.

(b)

Exempt Transfers

Section 8.11(a) hereof shall not apply to a transfer where such transfer is (i) made by the non-Operator to an affiliate of the non-Operator of all or part of the non-Operator’s interest in the Royalty; or (ii) made by the non-Operator of all or part of the non-Operator’s interest in the Royalty as a result of a merger, consolidation, amalgamation or reorganization of the non-Operator.

8.12

Maintenance of the Sagar Property.  The Operator shall pay all governmental taxes, duties or other payments, make any minimum investments required by law, perform all acts and comply with all obligations under applicable law required to maintain the Sagar Property (excluding those portions of the Property previously abandoned by it as provided for in this section) in good standing.  At any time and from time to time, the Operator may elect to abandon all or any part or parts of the Sagar Property by giving notice to the non-Operator of such election not less than one hundred twenty (120) days prior to the proposed date of abandonment.  The notice shall identify the portion of the Sagar Property which is proposed to be abandoned.  Upon expiry of such one hundred twenty (120) day period, the Operator’s obligations hereunder in respect of such abandoned interest shall terminate and thereafter the term “Sagar Property” as used in this Agreement will apply to those interests comprising the Sagar Property which have not been abandoned by the Operator.  In such event, if requested by the non-Operator, the Operator shall execute documents transferring to the non-Operator title to any part or parts of the Sagar Property which the Operator is abandoning for and in consideration of the sum of One Dollar (CAD$1.00).  If the Operator elects not to pay any governmental taxes, duties or other payments or make any minimum investments required by law or perform all acts and comply with all obligations under applicable law required to maintain the Sagar Property (excluding those portions of the Sagar Property previously abandoned by it as provided in this section) in good standing, the Operator shall give notice to the non-Operator of such election not less than one hundred twenty (120) days prior to any due date.  In such event, if requested by the non-Operator, the Operator shall execute documents transferring to the non-Operator title to any part or parts of the Sagar Property affected by such election by the Operator for and in consideration of the sum of One Dollar (CAD$1.00).  Subject to section 4, upon abandonment of all of the Sagar Property, this Agreement shall terminate and the notion of perpetuity described in section 3 shall terminate.

8.13

Accounting Principles.  All calculations hereunder shall be made in accordance with GAAP as the same may be in effect from time to time.

8.14

Further Assurances.  The Parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Agreement.

8.15

Entire Agreement.  This Agreement together with the Letter Agreement and attached Schedules constitute the entire agreement between the Parties with respect to the subject matter hereof.

8.16

English Language.  The Parties hereto expressly declare that they require this Agreement, and all documents and notices relating thereto, to be drafted and written solely in the English language.  Les Parties déclarent expressément qu’elles exigent que ce contrat, ainsi que tous les documents et avis s’y rapportant, soient rédigés et écrits exclusivement en anglais.

8.17

Counterparts.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of the Parties be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement effective as of the date first written above.

YUKON RESOURCES CORP. By: _____________________________ Title: _____________________________ Date: _____________________________

VIRGINIA MINES INC.

By:

_____________________________

Title:

_____________________________

Date:

_____________________________